Morgan Stanley Institutional Fund, Inc. - Asian Equity
Portfolio.
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Matahari Department Store
Purchase/Trade Date: 3/25/2013
Offering Price of Shares: IDR 10,850
Total Amount of Offering: 1,167,170,000 shares
Amount Purchased by Fund: 40,000 shares
Percentage of Offering Purchased by Fund: 0.003
Percentage of Fund's Total Assets: 0.51
Brokers:  CIMB, Morgan Stanley, UBS, Mandin Sekuritas,
Maybank, Standard Chartered
Purchased from:  CIMB Securities BHD
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased:	BTS Rail Mass Transit Growth
Infrastructure Fund Foreign
Purchase/Trade Date:	4/5/2013
Offering Price of Shares: THB10.800
Total Amount of Offering: 5,788,000,000 shares
Amount Purchased by Fund: 340,700 shares
Percentage of Offering Purchased by Fund: 0.006
Percentage of Fund's Total Assets: 1.46
Brokers:  Morgan Stanley, UBS, Phatra Securities
Purchased from:  UBS Securities
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.